Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Report of Independent Registered Public Accounting Firm dated April 25, 2022 relating to the consolidated and consolidating financial statements of Arrived Homes, LLC, which comprise the consolidated and consolidating balance sheet as of December 31, 2021 and the related consolidated and consolidating statements of comprehensive income (loss), changes in member’s equity (deficit), and cash flows for the year ended December 31, 2021, and the related notes to the consolidated and consolidating financial statements.

/s/ Morison Cogen LLP

Blue Bell, PA
December 21, 2022